EXHIBIT 99.1


AMERICAN REAL ESTATE COMPLETES COMBINATION WITH HUDSON BAY PARTNERS, MCBRIDE ENTERPRISES AND PENN SQUARE PROPERTIES AND ANNOUNCES INVESTMENT BY CRA REAL ESTATE SECURITIES

Shareholders in American Real Estate Investment Corporation (the "Company"), a real estate investment trust (AMEX:REA), overwhelmingly approved at a special shareholders' meeting held in Denver on Thursday, December 11, a proposal to transform the Company into an office and industrial REIT whereby the Company would enter into a combination transaction with McBride Enterprises ("McBride") and Penn Square Properties, Inc. ("Penn Square") and would receive cash investments from Hudson Bay Partners II, L.P. ("Hudson Bay") and CRA Real Estate Securities ("CRA") (collectively the "Investor Group").

The  reorganization,  which  was  completed  on  Friday,  December 12, involved
(i) the acquisition by the Company of 15 properties totaling 1.2 million square feet from McBride in exchange for approximately 4.2 million shares of common stock and units in the operating partnership ("OP Units") and the assumption of $45.0 million in long term debt, (ii) the contribution by Jeffrey E. Kelter of a 95% non-voting equity interest in Penn Square, a full service real estate development, management, construction and brokerage company, in exchange for approximately 363,000 OP Units, and (iii) $30.0 million in cash investments, in exchange for common stock and OP Units, led by Hudson Bay along with CRA, McBride and Robert Branson. The Company also acquired one property and assumed contracts to acquire six additional properties, which are expected to close over the next 30 days, totaling approximately 1.2 million square feet for an aggregate cost of $39.0 million. The Investor Group now owns approximately 78% of the Company's outstanding common stock (assuming conversion of all OP Units to stock). The equity market capitalization of the Company as of the closing is approximately $140.0 million.

"We are extremely pleased with the level of shareholder support for the combination," said Jeffrey Kelter, who will assume the responsibilities of President of the Company. "We believe we have a unique combination of strengths among the Investor Group, which will enable us to rapidly expand from a small-cap REIT to a significant presence in the office and industrial real estate sector. We are anxious to capitalize on the opportunities in our acquisition pipeline, which we have built over the past several months, now that the reorganization is complete."

"The addition of CRA to the Investor Group is yet another example of our ability to attract the highest quality capital sources and partners to the Company, and we look forward to their involvement," commented David McBride, who will become Chairman of the Board. CRA, based in Radnor, Pennsylvania is one of the largest investment management firms focused exclusively on investments in real estate securities and manages in excess of $1.3 billion on behalf of its institutional investor clients.


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David Lesser, President of Hudson Bay, added  "As a result of this transaction, public stockholders will have the unique opportunity to participate at an early stage in the growth and creation in stockholder value that management and the Board of Directors hope to achieve. We believe the Company has the potential to grow substantially through acquisitions over the near term." Hudson Bay is a discretionary investment fund capitalized primarily by Crescent Real Estate Equities (NYSE: CEI) and formed by David Lesser to make strategic investments in real estate and real estate related securities.

Evan Zucker, President of the Company, said "we are delighted to welcome the Investor Group into the Company and look forward to participating with them in the Company's new direction." Mr. Zucker and James Mulvihill, Chairman of the Company, will be resigning from their executive positions with the Company but will remain directors of the Company.

The Company's corporate offices have been relocated to:

                        620 West Germantown Pike
                                Suite 200
                       Plymouth Meeting, PA 19462

Contact:   Jeffrey E. Kelter, President (610) 834-3440